Exhibit 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”), made as of the 23rd day of June 2019 (the “Amendment Date”), to the Employment Agreement, which was entered into on June 8, 2004, by and between PCM, Inc., a Delaware corporation (formerly known as PC Mall, Inc. and referred to herein as the “Company”), and Robert Newton (“Employee”) and which was amended by the parties on March 22, 2005 (as amended, the “Agreement” and attached hereto as Exhibit A).

W I T N E S E T H:

WHEREAS, the parties wish to update and modify certain parts of the Agreement by this Amendment; and

WHEREAS, this Amendment is a written agreement signed by the parties as required by Section 10 of the Agreement with respect to modifying the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Restatement of Section 3.1. Section 3.1 of the Agreement shall be hereby entirely replaced with the below language. For avoidance of doubt, the below revisions to Sections 3.1 and 3.2 are intended purely to merely reflect the current level of base salary and annual bonus opportunity as of the Amendment Date and does not (i) alter the current amount of base salary or annual bonus or (ii) connote when such base salary or bonus amounts were changed in the past or (iii) provide any entitlement to greater compensation or backpay.

3.1  Base Salary. As compensation for Employee’s services, the Company will pay to Employee an annual base salary in the gross amount of $378,000 (the “Base Salary”), payable in accordance with the Company’s regularly established payroll practices.

2.   Restatement of Section 3.2. Section 3.2 of the Agreement shall be hereby entirely replaced with the below language:

3.2  Annual Bonus. Employee will be eligible to earn an annual bonus in the total amount of $152,000 (or approximately 40% of Employee’s annual base salary in 2017), which will be paid in accordance with the Company’s existing, or to be established, annual bonus plan or program. The Company’s annual bonus plan or program is subject to change from time to time by the Company in its sole discretion.

3.   Restatement of Section 4.2. Section 4.2 of the Agreement shall be hereby entirely replaced with the below language:

4.2  If, however, Employee’s employment terminates due to a Qualifying Termination (as defined below in Section 4.4) at any point, after execution (and non-revocation) of a severance and release agreement that is acceptable to the Company’s Board of Directors and that contains, among other things, a release provision, the Company shall pay Employee the equivalent of six months of Employee’s then-Base Salary (“Cash Severance”) plus the below medical insurance benefits (the “Release Agreement”). The Release Agreement must become effective by its own terms within fifty-five days after termination of Employee’s employment in order for any severance benefits to be made. The Cash Severance payments will be paid as follows: (i) the first installment in an amount equal to one-sixth of Base Salary will be paid to Employee on the 60th day after Employee’s termination of employment and (ii) thereafter the Company shall make four equal monthly installments (each in an amount equal to one-twelfth of Base Salary) to Employee commencing with the calendar month following the calendar month of the payment made under clause (i). For purposes of this paragraph, any reductions to Base Salary which were not agreed to in writing by Employee shall be disregarded with respect to determining what Employee’s then-Base Salary was as of the time of the Qualifying Termination. In addition to the Cash Severance, subject to immediate cessation if Employee obtains medical coverage through another employer (or Employee is offered other medical coverage through another employer but Employee does not accept such coverage), the Company shall continue to pay the Company portion of the premium for Employee’s Company group medical insurance coverage for Employee and his dependents (who were being covered under the Company’s group medical insurance as of immediately before the date of the Qualifying Termination) for the twelve month period commencing on the first day of the calendar month following the date of the Qualifying Termination provided that Employee timely pays any portion of the necessary premiums that Employee would be required to pay if Employee were still an employee and Employee timely makes the necessary elections to continue such group medical coverage after the date of the Qualifying Termination. Notwithstanding the foregoing, if the Company determines that its payment of the premiums on Employee’s behalf would result in a violation of the nondiscrimination rules of Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then the Company shall instead each month during such twelve month period (or shorter duration if the Employee ceases to be covered under the Company’s group medical insurance plan) provide Employee with a taxable payment equal to the amount of the Company-portion of the premiums which Employee may, but is not required to, use towards the cost of such medical coverage. After the Company has satisfied its severance payment obligations under this Section, all obligations of the Company under this Agreement shall immediately cease.

4.   Restatement of Section 4.4. Section 4.4 of the Agreement shall be hereby entirely replaced with the below language:

4.4      For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach of any term set forth in this Agreement; (ii) Employee’s failure to follow the reasonable instructions of the Company; (iii) misconduct on Employee’s part that is materially injurious to the Company, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Employee’s conviction for fraud or any other felony; or (v) if Employee exhibits in regard to his employment unavailability for service, misconduct, dishonesty, or habitual neglect.

For purposes of this Agreement, the term “Good Reason” shall mean: the occurrence of any one or more of the following without Employee’s written consent: (i) a material reduction of the material duties and responsibilities assigned to Employee, (ii) a material reduction (of at least ten percent in the aggregate) in Employee’s Base Salary under Section 3.1; (iii) a material reduction (of at least ten percent in the aggregate) in Employee’s annual bonus opportunity under Section 3.2; (iv) a relocation of Employee’s principal place of employment to a new location that is more than fifty (50) miles away; or (v) the Company’s material breach of this Agreement.

Notwithstanding the foregoing, “Good Reason” shall only be found to exist if, prior to Employee’s resignation and within ninety (90) days after the initial existence of an alleged event of Good Reason, Employee has provided written notice to the Company describing such alleged Good Reason event(s), and the Company does not cure or remedy such event within thirty (30) days following the Company’s receipt of such notice from Employee, and the date of Employee’s termination of employment due to Employee’s resignation for Good Reason occurs within thirty (30) days after the expiration of the foregoing thirty (30) day cure/remedy period. The foregoing Good Reason definition is intended to satisfy the Good Reason safe harbor requirements under the Internal Revenue Code Section 409A regulations.

For purposes of this Agreement, the term “Qualifying Termination” shall mean that Employee has experienced a “separation from service” (as defined under Internal Revenue Code Section 409A) with the Company due to (i) Employee’s resignation of employment for Good Reason or (ii) the Company terminating Employee’s employment without Cause. A separation from service due to Employee’s death or disability is not a Qualifying Termination.

5.   Addition of New Section 16. Section 16 of the Agreement shall be hereby added to the Agreement and shall contain the below language:

16.   Section 409A. This Agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of Internal Revenue Code Section 409A (“Section 409A”) and will be interpreted and administered in accordance with such intention. In the event this Agreement or any other payment or benefit provided to Employee is deemed to be subject to Section 409A, Employee consents to the Company adopting such conforming amendments or taking such actions as the Company deems necessary, in its discretion (and without an obligation to do so), to comply with Section 409A. For purposes of Section 409A, each payment made to Employee pursuant to this Agreement or otherwise will be designated as a separate payment. To the extent any nonqualified deferred compensation payment to Employee could be paid in one or more of Employee’s taxable years depending upon Employee completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Section 409A. The Company reserves the right to at any time terminate any nonqualified deferred compensation plan or arrangement involving Employee in accordance with the Section 409A plan termination regulations. Notwithstanding anything to the contrary, if upon Employee’s “separation from service” (as defined under Section 409A) Employee is then a “specified employee” (as defined under Section 409A), then to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Section 409A payable as a result of and within six (6) months following Employee’s separation from service until the earlier of (i) the first business day of the seventh month following Employee’s separation from service (or if later, and solely if required in order to avoid or minimize the amount of any Section 409A taxes, December ___, 2020 which is the date that is eighteen months after the Agreement was amended on June ___, 2019), or (ii) ten (10) days after the Company receives written notification of Employee’s death. Any such delayed payments shall be made without interest.

6.        Scope. Except as otherwise provided in this Amendment, the provisions of the Agreement shall continue in full force and effect on and after the Amendment Date.

7.        Defined Terms. Except as otherwise defined in this Amendment, the capitalized terms in this Amendment shall have the same meaning as such terms have in the Agreement.

8.        Governing Law. This Amendment has been negotiated and executed in the State of California and shall in all respects be governed by and interpreted in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

9.        Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be duly executed and delivered as of the Amendment Date.

PCM, Inc.,	Employee
a Delaware corporation

By:
Name:	Robert Newton
Its:

EXHIBIT A

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Robert Newton (“Employee”) and PC Mall, Inc. (“PC Mall” or the “Company”), effective June 8, 2004 (the “Effective Date”).

RECITALS

A.                    PC Mall is a rapid response direct marketer of computer hardware, software, peripheral, and electronics products. The Company engages in the highly competitive market of offering hardware, software, peripherals, components, and accessories for users of computer products, as well as electronic equipment.

B.                    The Company has spent significant time, effort, and money to acquire and develop certain goodwill and Proprietary Information (as defined below) that it considers vital to its business, and which has become of great value to PC Mall in amassing its clientele and maintaining its operations.

C.                    The Company also has developed a substantial body of Proprietary Information regarding the methods and systems of operation, which is used by the Company for the acquisition and management of client accounts. PC Mall has also acquired, at great expense and time, Proprietary Information regarding the particularized needs of its clientele, including information regarding its client’s finances, marketing, operations, and product needs. The Company has, at all times, kept its Proprietary Information secret, and such information has given the Company a competitive advantage over others engaged in the same type of business.

D.                    The Company desires to employ Employee as General Counsel of PC Mall, Inc. Employee desires to accept such employment with the Company on the terms and conditions set forth in this Agreement.

TERMS OF EMPLOYMENT

NOW, THEREFORE, in consideration of the benefits to be derived from the mutual observance of the agreements and covenants hereinafter contained, the parties agree, covenant, and represent as follows:

1.         Position And Responsibilities.

1.1       Employment. The Company hereby employs Employee as the General Counsel of PC Mall, Inc. Employee will work at the Company’s headquarters in Torrance, California, or at such other location as PC Mall may from time to time direct. Employee shall perform all services appropriate to his position as General Counsel, as well as such other services as may be assigned from time to time by the Company. The Company shall retain full discretion and control over the means and methods by which Employee performs the above services, and of the places that Employee renders such services.

1.2       Devotion Of Time To The Business. Employee shall devote his entire professional time to his employment with PC Mall, and shall expend his best efforts on behalf of the Company. Employee agrees to abide by all policies, rules, regulations, and decisions adopted by the Company during the Employee’s employment with the Company. Except upon prior written consent by the Company, Employee will not, during any time he is employed by the Company: (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee’s duties and responsibilities under this Agreement or create a conflict of interest with the Company.

2.         Warranties And Conditions Of Employment.

2.1       Employee represents and warrants that he will not use for the benefit of, disclose to the Company, or induce the Company to use any confidential or proprietary information belonging to any former employer or any other entity unless he has the advance, written permission from the employer or entity to do so, or unless the Company has been granted such permission.

2.2       Employee represents and warrants that he has not entered into any agreements or understandings with any former employer or entity that would affect his ability to work for, or devote his full and best efforts to his employment with the Company.

3.         Compensation And Benefits.

3.1       Base Salary. As compensation for Employee’s services, the Company will pay to Employee an annual base salary in the gross amount of $250,000 (the “Base Salary”), payable in accordance with the Company’s regularly established payroll practices.

3.2       Annual Bonus: Employee will be eligible to earn an annual bonus in the total amount of $50,000, which will be paid quarterly in accordance with the Company’s existing, or to be established, annual bonus plan or program. The Company’s annual bonus plan or program is subject to change from time to time by the Company in its sole discretion. The Company guarantees that Employee will receive the full amount of $12,500 (gross) for the first full quarter in which he is employed by the Company. Thereafter, no bonus quarterly bonus installment will be guaranteed to Employee.

3.3       Payment of State Bar Dues and Education Expenses Related to License. PC Mall shall pay for Employee’s license renewal fees for the State Bar of California. PC Mall shall also reimburse Employee for all education expenses associated with Employee’s efforts to maintain his license to practice law in the State of California.

3.4       Stock Options. Subject to approval by the Company’s Board of Directors, Employee will be granted an option to purchase an aggregate of 50,000 shares of the Company’s common stock (the “Option”) at an exercise price equal to the closing price (i.e. the last sale price) of the Company’s common stock on June 8, 2004. The Option shall vest in equal quarterly installments over a period of three years. The option agreement will provide for partial acceleration of vesting in the event of a Change in Control involving the Company (as defined in the Stock Incentive Plan) as follows: the Option will vest as to the next four unvested quarterly installments, if any, together with a prorated portion of the remaining unvested quarterly installment. Vesting of Employee’s option will be subject to Employee’s continued employment by the Company. The Option shall expire 90 days after Employee’s termination of employment by the Company. Employee’s entitlement to the Option is conditioned upon the execution by Employee and the Company of a stock option agreement and shall be subject to its terms and the terms of the Stock Incentive Plan.

3.5       Benefits. Employee shall be eligible to participate in the Company’s benefit plans made generally available to similarly situated employees of the Company, including group medical, life and disability insurance, and retirement programs. Employee’s eligibility to participate in the Company’s benefit plans shall be in accordance with the terms of the benefit plans established by the Company or the governing plan documents, which may be amended from time to time in the Company’s sole discretion.

3.6       Vacation. Employee shall be entitled to take paid vacation pursuant to the Company’s existing policies regarding paid vacations. Employee will accrue four weeks of paid vacation per year. Employee’s vacation time will accrue on a monthly basis at a rate of 1.66 days per month. Vacation time that is not used may be carried over to the next calendar year, but Employee will cease to accrue vacation time beyond his annual entitlement (i.e., 20 days). Vacation accruals will recommence after Employee has taken vacation and his accrued vacation time has dropped below the maximum annual entitlement.

3.7       Withholdings. The Company shall have the right to deduct and withhold amounts from all payments as required under applicable law. Additional amounts may be withheld from payments to the extent such withholding is authorized in writing by Employee.

4.         Employment At Will.

4.1       At any time, the Company or Employee may terminate Employee’s employment for any reason, or no reason at all, with or without cause, and without prior notice. The Company will pay Employee all compensation then due and owing. Thereafter, all of the Company’s obligations under this Agreement shall cease. The Company may discipline, demote, or dismiss Employee as provided in this Section notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees.

4.2       If, however, the Company terminates Employee’s employee without Cause (as defined below in Section 4.4) at any point, upon execution of a severance and release agreement that is acceptable to the Company’s Board of Directors and that contains, among other things, a release provision, PC Mall shall pay Employee the equivalent of three months of Base Salary. This severance payment will be paid in equal installment over a period of three months. After the Company has satisfied its severance payment obligations under this Section, all obligations of the Company under this Agreement shall immediately cease.

4.3       Notwithstanding Section 4.2, the Company may terminate Employee’s employment for Cause at any time, without prior notice, and without any obligation to pay any severance. If Employee is terminated for Cause, the Company shall pay Employee all compensation to which he is entitled up through the date of termination and thereafter, all obligations of the Company shall immediately cease.

4.4       For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach of any term set forth in this Agreement; (ii) Employee’s failure to follow the reasonable instructions of the Company; (iii) misconduct on Employee’s part that is materially injurious to the Company, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Employee’s conviction for fraud or any other felony; or (v) if Employee exhibits in regard to his employment unavailability for service, misconduct, dishonesty, or habitual neglect.

5.         Termination Obligations.

5.1       Resignation From All Offices And Directorships. In the event Employee’s employment is terminated for any reason, Employee shall be deemed to have resigned voluntarily from all offices, directorships, and other positions held with the Company, if he was serving in any such capacities at the time of termination.

5.2       Cooperation With The Company. In the event that Employee’s employment is terminated for any reason, Employee will cooperate with the Company in the winding up or transferring to other employees any pending work or projects. Employee will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment with the Company.

5.3       Return Of Documents And Other Information. Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of, or incident to his employment, belongs to the Company and shall be returned promptly to the Company upon termination of Employee’s employment for any reason.

5.4       Termination Of Benefits. All benefits to which Employee is otherwise entitled shall cease upon Employee’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company.

6.         Proprietary Information; Non-Disclosure; and Non-Solicitation.

6.1       Proprietary Information: For purposes of this Agreement, “Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Employee, pertaining in any manner to the business of the Company or to the Company’s affiliates (including subsidiaries), consultants, customers, and business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee’s possession or part of my general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information and did not learn of it, directly or indirectly, from the Company. Employee further understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (a) techniques, development tools and processes, computer printouts, computer programs, design manuals; (b) information about costs, profits, revenues, margins and markets; (c) plans for future development and new product concepts; (d) customer names, addresses, telephone numbers, facsimile numbers, credit card numbers, contact persons and customer preferences; (e) vendor names, addresses, telephone numbers, facsimile numbers, contact persons, vendor preferences and pricing; (f) marketing plans, bidding information, costs of product, services and other items, proposal information, proposal methods and policies, price schedules, product profit margins, price setting methods and policies, customer service methods and policies and service plans and policies; (g) product plans, product development plans, product specifications, sources of supply, methods of operation and related materials conceived, created or reduced to practice in the performance of services for the Company; (h) the Company’s business plans, accounting records, computer records, computer systems, networking and telecommunication systems, management information systems and programs, audits and other financial data related to products and services provided by the Company; (i) labor rates, commission rates and plans, commission schedules, employee lists, employee performance evaluations and related information, employee titles, outside contracting sources and rates, benefit costs and research reports; and (j) all documents, books, papers, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to Employee by the Company (or any affiliate of it), as well as written or verbal instructions or comments.

6.2       Non-Disclosure. Employee agrees that his work with the Company will involve access to and creation of Proprietary Information. Employee further agrees to hold all Proprietary Information in strict confidence and never to use or disclose any Proprietary Information to anyone at any time, including after the termination of his employment, except to the extent necessary to carry out his responsibilities as an employee of the Company, or as specifically authorized in writing by an authorized officer of the Company, other than Employee.

6.3       Location And Reproduction. Employee shall maintain at his work station and any other place under his control only such Proprietary Information as he has a current “need to know.” Employee shall return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists.

6.4       Return Of Third Party Information: Employee represents and warrants that he has returned all property, information, and trade secrets belonging to all prior employers, if any.

6.5       Non-Solicitation: Employee understands and agrees that, because of his responsibilities at the Company, he will help to develop, and will be exposed to the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information, and that use or disclosure of such Proprietary Information in breach of this

Agreement would be extremely difficult to detect or prove. Employee acknowledges that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, Employee agrees as follows:

(a) Employee shall not, for a period of two years after he is no longer employed by the Company, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of the Company, or any of the Company’s affiliates, to leave the Company or terminate his or her employment with the Company;

(b) Employee shall not, for a period of one year after he is no longer employed by the Company: (i) divert or attempt to divert any business from the Company or any of the Company’s affiliates; (ii) interfere with any business relationship or contract between the Company, including the Company’s affiliates, and any of its customers, clients, members, vendors, business partners, or suppliers; or (iii) for the purpose of selling products or services competitive with the Company’s or the Company’s affiliates, solicit any person, firm, corporation or entity of any kind, that was a customer, client or prospective client of the Company at any time during the one year period preceding the termination date of Employee’s employment.

6.6       Injunctions. Employee acknowledges that the restrictions contained in Section 6 are reasonable and necessary in view of the nature of Company’s businesses, in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injury to Company. Therefore, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of the paragraphs above, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Employee from any violation of the foregoing.

7.         Arbitration.

7.1       The Company and Employee hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) shall be resolved by final and binding arbitration.

7.2       Claims subject to arbitration shall include, without limitation, contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

7.3       Any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”). The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law.

7.4       Either the Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure

7.5        All arbitration hearings under this Agreement shall be conducted in Los Angeles, California, unless otherwise agreed by the parties. The arbitration provisions of this Agreement shall be governed by the Federal Arbitration Act (“FAA”), unless the FAA does not apply, in which case the California Arbitration Act shall apply. In all other respects, this Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

7.6       Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The Company agrees to pay the costs and fees of the arbitrator to the extent required by law.

7.7       The parties also understand and agree that this agreement constitutes a waiver of their right to a trial by jury of any claims or controversies covered by this agreement. the parties agree that none of those claims or controversies shall be resolved by a jury trial.

8.         Severability.

8.1       Severability Of Unenforceable Provisions. The provisions of this Agreement are severable. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected, it being intended that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law.

8.2       Scope. To the extent that any provision hereof is deemed unenforceable by virtue of its scope, but could be enforceable by reducing the scope, Employee and the Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable.

9.         Successors.

This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of the Company’s business and properties.

10.       Amendments; Waivers.

This Agreement may not be orally modified or amended. It may only be modified or amended by an instrument in writing signed by Employee and by a duly authorized representative of the Company, other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof or as a waiver of any other right, remedy, or power, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or other power provided herein or by law or in equity.

11.       Notices.

All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested. Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section; (b) if given by facsimile, when such facsimile is transmitted to the telefacsimile number specified in this Section and confirmation is received; or (c) if given by certified or registered mail, three days after the mailing thereof. Notices shall be delivered as follows:

If to the Company:

PC Mall, Inc.

Care of: PC Mall, Inc.

2555 W. 190th Street

Torrance, CA 90504

Attention: Frank Khulusi

Fax: (310) 353-7411

With a copy to:

Morrison & Foerster LLP

19900 MacArthur Boulevard, 12th Floor

Irvine, California 92612

Attention: Robert M. Mattson, Esq.

Fax: (949) 251-0900

If to the Employee:

Robert Newton

2803 Corte Esmeralda

San Clemente, California 92673

Any party may change its address by notice giving notice to the other party of a new address in accordance with the foregoing provisions.

12.       Assignment.

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. The Company shall be permitted to assign this Agreement to any affiliate or any successor.

13.       Integration.

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement or the offer letter, the provisions of this Agreement shall control.

14.       Interpretation.

The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control, limit, or affect the interpretation or construction of any of the provisions herein.

15.       Governing Law.

This Agreement has been negotiated and executed in the State of California and shall in all respects be governed by and interpreted in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

** SIGNATURES ON NEXT PAGE **

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM OF HIS RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOICE CONCERNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

The parties have executed this Agreement on the dates noted below.

Dated: June 8, 2004	/s/ Frank Khulusi
PC MALL, INC.

By: Frank Khulusi

Title: President

Dated: June 8, 2004	/s/ Robert Newton
ROBERT NEWTON

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AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of March 22, 2005, by and between PC MALL, INC., a Delaware corporation, (the “Company”), and Robert Newton, an individual (“Employee”).

RECITALS

WHEREAS, the Company and Employee entered into that certain Employment Agreement, effective June 8, 2004, setting forth the terms and conditions of Employee’s employment with the Company (the “Employment Agreement”);

WHEREAS, on February 9, 2005 the compensation committee of the Company’s board of directors approved the modification of the Employment Agreement as set forth herein; and

WHEREAS, the parties hereto mutually desire to amend the Employment Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Amendment, the parties hereto agree as follows:

1.         Section 4.2 of the Employment Agreement is hereby amended to read in its entirety as follows:

“4.2 If, however, the Company terminates Employee’s employment without Cause (as defined below in Section 4.4) at any point, upon execution of a severance and release agreement that is acceptable to the Company’s Board of Directors and that contains, among other things, a release provision, PC Mall shall pay Employee the equivalent of six months of Base Salary. This severance payment will be paid in equal installment over a period of six months. After the Company has satisfied its severance payment obligations under this Section, all obligations of the Company under this Agreement shall immediately cease.”

2.         Except to the extent specifically modified herein, the Employment Agreement remains in full force and effect.

3.        This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto, it being understood the parties need not sign the same counterpart.

4.        Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

Signature page follows immediately hereafter.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

PC MALL, INC.

By:	/s/ Frank Khulusi
Name: Frank Khulusi
Title: Chairman, CEO and President

EMPLOYEE

/s/ Robert I. Newton
Name: Robert I. Newton